Exhibit (12)

                           DRINKER BIDDLE & REATH LLP
                                ONE LOGAN SQUARE
                             18TH AND CHERRY STREETS
                      PHILADELPHIA, PENNSYLVANIA 19103-6996
                                 (215) 988-2700
                               Fax: (215) 988-2757
                              www.drinkerbiddle.com


April 3, 2009


Allegiant Funds
760 Moore Road
King of Prussia, PA 19406

Ladies and Gentlemen:

                  We have acted as counsel to Allegiant Funds (the "Trust"), in connection with the transfer of all of the assets and liabilities of the Allegiant Small Cap Growth Fund (the "Small Cap Fund") and the Allegiant Multi-Factor Mid-Cap Growth Fund (the "Mid-Cap Fund", and together with the Small Cap Fund, the "Acquired Funds"), each a series of the Trust, and the Allegiant Multi-Factor Small Cap Growth Fund (the "Acquiring Fund"), another series of the Trust, in exchange for shares of the Acquiring Fund, followed by the distribution by each of the Acquired Funds to their respective shareholders of the Acquiring Fund shares (together, the "Reorganizations"), pursuant to the Plan of Reorganization, dated as of February 27, 2009, that has been adopted by the Trust (the "Plan"). You have asked for our opinion as to certain Federal income tax consequences of the Reorganizations. (All capitalized terms used but not otherwise defined in this letter shall have the meanings ascribed to them in the Plan.)

                  For purposes of this opinion, we have reviewed the Plan and such other documents and matters of law and fact as we have considered necessary or appropriate, and we have assumed, with your consent, the following:

                  (i) The Reorganizations will be completed in the manner set forth in the Plan and in the Registration Statement on Form N-14 of the Trust to which this opinion is filed as an exhibit (the "Registration Statement"), including the Proxy Statement-Prospectus of the Trust contained therein (the "Proxy-Prospectus").

                  (ii) The representations contained in the letter of representation from the Trust to us, dated as of this date are true and complete.

                  (iii) The Acquiring Fund will qualify as a "regulated investment company" under section 851 of the Internal Revenue Code of 1986, as amended (the "Code") for the current taxable year.

                  On the basis of the foregoing, it is our opinion that:

                  (1) each Reorganization will constitute a "reorganization" within the meaning of section 368(a)(1)(C) or (D) of the Code, and the Acquired Funds and the Acquiring Fund will each be a "party to a reorganization" within the meaning of section 368(b) of the Code;

                  (2) the Acquired Funds will recognize no gain or loss (a) upon the transfer of their assets to the Acquiring Fund in exchange for Acquiring
Fund shares and the assumption of the liabilities of the Acquired Funds or (b) upon the distribution of those shares to the shareholders of the Acquired Funds;
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                  (3) the Acquiring Fund will recognize no gain or loss upon the receipt of the assets of the Acquired Funds in exchange for shares of the Acquiring Fund and the assumption of the liabilities of the Acquired Funds;

                  (4) the tax basis in the hands of the Acquiring Fund of each asset of the Acquired Funds transferred to the Acquiring Fund in the Reorganization will be the same as the basis of that asset in the hands of the Acquired Funds immediately before the transfer;

                  (5) the holding period in the hands of the Acquiring Fund of each asset of the Acquired Funds transferred to the Acquiring Fund in the Reorganization will include the period during which that asset was held by the Acquiring Fund that held it;

                  (6) with respect to each outstanding short position of the Acquired Funds, the sales price of the relevant security for purposes of determining the Acquiring Fund's gain or loss upon the eventual closing out of the short position will equal the price at which the security was previously sold by the respective Acquired Fund;

                  (7) the shareholders of the Acquired Funds will recognize no gain or loss upon their receipt of shares of the Acquiring Fund;

                  (8) the aggregate tax basis of the Acquiring Fund shares received by each shareholder of the Acquired Funds will equal the aggregate tax basis of the Acquired Fund shares surrendered by that shareholder in the Reorganization;

                  (9) the holding periods of the Acquiring Fund shares received by each shareholder of the Acquired Funds will include the holding periods of the respective Acquired Fund shares surrendered by that shareholder in the Reorganization, provided that the Acquired Fund shares are held by that shareholder as capital assets on the date of the Reorganization; and

                  (10) the Acquiring Fund will succeed to and take into account the tax attributes of the Acquired Funds described in section 381(c) of the Code, subject to the conditions and limitations specified in sections 381, 382, 383 and 384 of the Code and the Treasury Regulations thereunder.

                  For an acquisition to qualify as a reorganization under
section 368(a)(1)(C) or (D) of the Code, the acquiring corporation must continue the historic business of the transferor corporation or use a significant portion of the transferor's historic business assets in a business. Treas. Reg. ss.1.368-1(d)(1). The Treasury Regulations say that the policy underlying the rule is to ensure that reorganizations are limited to readjustments of continuing interests in property under modified corporate form. IBID.

                  On whether an acquiring corporation continues a transferor corporation's historic business, the Treasury Regulations say that the fact that both corporations are in the same line of business tends to establish the requisite continuity, but is not alone sufficient. Treas. Reg. ss.1.368-1(d)(2)(i). If the transferor corporation has more than one line of business, continuity of business enterprise requires only that the acquiring corporation continue a significant line of business. Treas. Reg. ss.1.368-1(d)(2)(ii). In general, a corporation's historic business is the business it has conducted most recently, but this does not include a business entered into as part of the plan of reorganization. Treas. Reg. ss.1.368-1(d)(2)(iii). All facts and circumstances are considered in determining when a plan of reorganization comes into existence and in determining whether a line of business is significant. Treas. Reg. ss.1.368-1(d)(2)(iv). An example in the Treasury Regulations indicates that an acquiring corporation that retains one of three lines of business conducted by the transferor corporation, each of which was of approximately equal value, will be considered to meet this "continuity of business enterprise" requirement. Treas. Reg. ss.1.368-1(d)(5), Example 1.
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                  With respect to the alternative "asset continuity" test, the
Treasury Regulations say that a corporation's historic business assets are the assets "used" in its business, which may include, among other things, stock and securities. Treas. Reg. ss.1.368-1(d)(3)(ii). Thus, it appears that stocks and securities owned by a regulated investment company may qualify as historic business assets for purposes of this test.

                  Although the Internal Revenue Service (the "IRS") has issued many private letter rulings upholding reorganization status for transactions involving regulated investment companies, the only published guidance on the subject is Revenue Ruling 87-76, 1987-2 C.B. 84. In that ruling, the IRS ruled that the "continuity of business enterprise" requirement was not met in the case of an acquisition of an investment company that invested in corporate stocks and bonds and, in connection with the acquisition, sold all of those corporate stocks and bonds and replaced them with municipal bonds so as to conform its holdings to those of the acquiring company, which invested exclusively in municipal bonds. Specifically, the IRS based its ruling on its conclusion that the business of investing in corporate stocks and bonds is not the same line of business as investing in municipal bonds. We believe the facts of this Reorganization are distinguishable from those in the published ruling.

                  In this case, each Acquired Fund is engaged in the same line of business as the Acquiring Fund. Substantially all of the assets of each Acquired Fund and the Acquiring Fund are invested in shares of common stock of domestic corporations. There are substantial overlaps in the market capitalization ranges in which all three Funds invest, although the Mid Cap Fund has a higher average market capitalization than the other two Funds. At least one third of the assets of each Acquired Fund are consistent with the overall investment strategy of the Acquiring Fund. The investments of each of the three Funds are managed by the same team of managers, using similar methods. In each case, the Fund is managed through means of a quantitative method, which uses computer generated analyses (the "Quantitative Programs") as the principal mechanisms for determining what shares should be purchased and sold. The Quantitative Programs are typically run for each Fund on a weekly basis to determine stocks to buy or sell and on a bi-weekly basis to determine the optimum portfolio make-up for each Fund. All three Funds are managed with the same basic Quantitative Programs, although there are some differences between the weighting of relevant factors as between the Mid Cap Fund and the Small Cap and Acquiring Funds, due to differences attributable to the sizes of the companies in which the Funds invest.

                  Based on the foregoing, it is our opinion that the Acquiring Fund will be continuing the historic business enterprises of the Small Cap Fund and the Mid Cap Fund after the Reorganizations in the manner required for the transaction to qualify as a "reorganization" under section 368(a) of the Code.

                  This opinion represents our best legal judgment, but it has no binding effect or official status of any kind, and no assurance can be given that contrary positions may not be taken by the IRS or a court concerning the issues. We express no opinion relating to any Federal income tax matter except on the basis of the facts described above, and any changes in those facts could require a reconsideration and modification of this opinion. We also express no opinion regarding tax consequences under foreign, state or local laws. In issuing our opinion, we have relied solely upon existing provisions of the Code, existing and proposed regulations thereunder, and current administrative positions and judicial decisions. Such laws, regulations, administrative positions and judicial decisions are subject to change at any time. Any such changes could affect the validity of the opinions set forth above. Also, future changes in Federal income tax laws and the interpretation thereof can have retroactive effect.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, to the discussion of our opinion under the heading "Information Relating to the Reorganization - Federal Income Taxes" in the Proxy-Prospectus, and to the reference to us under the heading "Information Relating to the Reorganization - Federal Income Taxes" in the Proxy-Prospectus. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                                                 Very truly yours,


                                                 /s/ DRINKER BIDDLE & REATH LLP
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                                                 DRINKER BIDDLE & REATH LLP